FOR IMMEDIATE RELEASE

Ferro Completes New Credit Agreement

CLEVELAND, Ohio – June 6, 2006 – Ferro Corporation (NYSE: FOE) today announced that it has finalized a new secured credit agreement that provides a $250 million revolving line of credit and $450 million in term loans. The new five-year revolving credit facility will be used for working capital and general corporate purposes. The Company has an option to add up to $50 million to the revolver in the future, through an “accordion” feature, once the Company’s 2005 Securities and Exchange Commission (SEC) filings are complete. Up to $95 million of the six-year term loan can be drawn to refinance the Company’s existing revolving credit borrowings. The remaining $355 million of the term loan facility can be drawn, if needed, to refinance existing long-term notes and debentures. The term loans can be drawn at any time during the initial 364 days of the facility and can remain drawn for the remaining portion of the six-year agreement.

The new credit facility was arranged through National City Bank and Credit Suisse, with KeyBank acting as documentation agent.

Ferro also announced that it has extended its $100 million asset securitization program until June 5, 2007. The program was arranged through Citibank.

“We are pleased to finalize these agreements and provide Ferro with a very strong financing foundation,” said James Kirsch, Ferro President and CEO. “As we indicated when we announced the financing commitments in March, the new revolver and asset securitization provide us with ample liquidity for our day-to-day operations, and the term loans will let us manage any requirement to refinance our outstanding debt.”

About Ferro Corporation

Ferro Corporation is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 7,000 employees globally and reported sales of $1.9 billion in 2005. Additional information about the Company can be found at www.ferro.com.

Cautionary Note on Forward-Looking Statements

The foregoing discussion may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the costs of major raw materials or sources of energy, particularly natural gas;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	Access to capital markets and borrowings, primarily in the United States, and any restrictions placed on Ferro by current or future financing arrangements, including consequences of any future failure to be in compliance with any material provisions or covenants of our credit facilities;

•	The possible delisting of the Company’s common stock from trading on the New York Stock Exchange if the Company’s audited annual financial statements for the fiscal year 2005 are not filed with the U.S. Securities and Exchange Commission by September 30, 2006 or such later date up to March 31, 2007 as the NYSE may permit;

•	The ultimate outcome of class action lawsuits filed against the Company; and

•	The effect of possible acts of God, terrorists, or the public enemy, or of fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes or other work stoppages, or quarantines or other governmental actions or other events or circumstances beyond the Company’s reasonable control.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

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